Exhibit 99.3

Non-GAAP Financial Measures

Adjusted Net Income is a Non-GAAP financial measure (GAAP refers to generally accepted accounting principles) which excludes the effects of certain non-cash mark-to-market derivative financial instruments. Adjusted income from continuing operations further excludes impairment losses, certain prior period losses associated with a reduction in force, and income associated with divestitures. Energen believes that excluding the impact of these items is more useful to analysts and investors in comparing the results of operations and operational trends between reporting periods and relative to other oil and gas producing companies.

	Three Months Ended 9/30/17
Energen Net Income ($ in millions except per share data)	Net Income	Per Diluted Share
Net Income (Loss) All Operations (GAAP)	(18.5)	(0.19)
Non-cash mark-to-market losses (net of $22.1 tax)	40.2	0.41
Asset impairment, other (net of tax)	0.1	nm
Income associated with property sales (net of $2.0 tax)	(2.5)	(0.03)

Adjusted Income from Continuing Operations (Non-GAAP)	19.2	0.20

	Three Months Ended 9/30/16
Energen Net Income ($ in millions except per share data)	Net Income	Per Diluted Share
Net Income (Loss) All Operations (GAAP)	53.3	0.55
Non-cash mark-to-market gains (net of $8.9 tax)	(16.1)	(0.17)
Asset impairment, other (net of $0.3 tax)	0.3	nm
Reduction in force expenses (net of $0.2 tax)	0.3	nm
Income associated property sales (net of $32.3 tax)	(59.2)	(0.61)

Adjusted Income from Continuing Operations (Non-GAAP)	(21.4)	(0.22)

Note: Amounts may not sum due to rounding

Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation, depletion, amortization and exploration expenses (EBITDAX) is a Non-GAAP financial measure (GAAP refers to generally accepted accounting principles). Adjusted EBITDAX from continuing operations further excludes impairment losses, certain non-cash mark-to-market derivative financial instruments, prior period losses associated with a reduction in force, and income associated with divestitures. Energen believes these measures allow analysts and investors to understand the financial performance of the company from core business operations, without including the effects of capital structure, tax rates and depreciation. Further, this measure is useful in comparing the company and other oil and gas producing companies.

Reconciliation To GAAP Information	Three Months Ended 9/30

($ in millions)	2017	2016
Energen Net Income (Loss) (GAAP)	(18.5)	53.3
Income associated with property sales, net of tax*	(2.5)	(59.2)

Net Income (Loss) Excluding Property Sales (Non-GAAP)	(21.0)	(5.9)

Interest expense	9.9	9.0
Income tax expense (benefit) **	(11.2)	(3.9)
Depreciation, depletion and amortization **	131.8	108.0
Accretion expense **	1.5	1.6
Exploration expense **	0.6	nm
Adjustment for asset impairment	0.1	0.6
Adjustment for mark-to-market (gains)/ losses	62.3	(25.0)
Adjustment for reduction in force expenses	0.0	0.5

Energen Adjusted EBITDAX from Continuing Operations (Non-GAAP)	174.0	84.8

Note: Amounts may not sum due to rounding

*For quarter to quarter comparability, excluded from GAAP income in the current quarter is an immaterial sale of certain unproved leasehold properties in Wyoming.

** Amount adjusted to exclude 2016 property sales in prior period. See reconciliation to GAAP Information for the Three Months Ended 9/30/2016.

Non-GAAP Financial Measures

The consolidated statement of income excluding certain divestments is a Non-GAAP financial measure (GAAP refers to generally accepted accounting principles). Energen believes excluding information associated with 2016 property sales provides analysts and investors useful information to understand the financial performance of the company from ongoing business operations. Further, this information is useful in comparing the company and other oil and gas producing companies operating primarily in the Permian Basin.

Energen Net Income (Loss) Excluding 2016 Property Sales
Reconciliation to GAAP Information	Three Months Ended September 30, 2016
(in thousands except per share and production data)
	GAAP	2016 Property Sales	Non-GAAP
Revenues
Oil, natural gas liquids and natural gas sales	$163,973	$2,162	$161,811
Gain (loss) on derivative instruments	20,412	—	20,412

Total Revenues	184,385	2,162	182,223

Operating Costs and Expenses
Oil, natural gas liquids and natural gas production	42,280	1,253	41,027
Production and ad valorem taxes	10,987	621	10,366
O&G Depreciation, depletion and amortization	106,989	215	106,774
FF&E Depreciation, depletion and amortization	1,178	—	1,178
Asset impairment	587	—	587
Exploration	18	6	12
General and administrative†	21,710	(53)	21,763
Accretion of discount on asset retirement obligations	1,556	1	1,555
(Gain) loss on sale of assets and other	(91,222)	(91,371)	149

Total costs and expenses	94,083	(89,328)	183,411

Operating Income (Loss)	90,302	91,490	(1,188)

Other Income/(Expense)
Interest expense	(8,987)	—	(8,987)
Other income	421	12	409

Total other expense	(8,566)	12	(8,578)

Loss Before Income Taxes	81,736	91,502	(9,766)
Income tax expense (benefit)	28,422	32,289	(3,867)

Net Income (Loss)	$53,314	$59,213	$(5,899)

Diluted Earnings Per Average Common Share	$0.55	$0.60	$(0.06)

Basic earning Per Average Common Share	$0.55	$0.60	$(0.06)

Oil	3,325	30	3,295
NGL	980	22	958
Natural Gas	993	43	950

Total Production (mboe)	5,298	95	5,203

Total Production (boepd)	57,587	1,033	56,554

Note: Amounts may not sum due to rounding

† General and administrative includes $515 of expense related to the reductions in force